Exhibit 1

JOINT FILING AGREEMENT

     JOINT FILING AGREEMENT (this “Agreement”), dated as of June 24, 2005, among Troy GAC Telecommunications, Société Anonyme, a company organized under the laws of Greece (“Troy GAC”), Apax Partners Europe Managers Limited, a company organized under the laws of England (“APEM”), Apax Europe VI GP Co. Limited, a company organized under the laws of Guernsey (“Apax GP”), TPG Advisors IV, Inc., a Delaware corporation (“TPG Advisors”) and T3 Advisors II, Inc., a Delaware corporation (“T3 Advisors” and, together with Troy GAC, APEM, Apax GP and TPG Advisors, the “Reporting Persons”).

W I T N E S S E T H

     WHEREAS, as of the date hereof, each of the Reporting Persons is filing a statement on Schedule 13D (the “Schedule 13D”) with respect to the ordinary shares, nominal value €1.53 per share, of TIM Hellas Telecommunications, S.A., a company organized under the laws of Greece;

     WHEREAS, each of the Reporting Persons is individually eligible to file the Schedule 13D;

WHEREAS, each of the Reporting Persons wishes to file the Schedule 13D and any future amendments thereto jointly and on behalf each of the Reporting Persons, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”);

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

     1. The Reporting Persons hereby agree that the Schedule 13D is, and any future amendments to the Schedule 13D will be, filed on behalf of each of the Reporting Persons pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

     2. Each of the Reporting Persons hereby acknowledges that, pursuant to Rule 13d-1(k)(1)(i) under the Exchange Act, such Reporting Person is responsible for the timely filing of the Schedule 13D and any future amendments thereto, and for the completeness and accuracy of the information concerning such Reporting Person contained therein, and is not responsible for the completeness and accuracy of the information concerning the other Reporting Persons contained therein, unless such Reporting Person knows or has reason to know that such information is inaccurate.

     3. Each of the Reporting Persons hereby agrees that this Agreement shall be filed as an exhibit to the Schedule 13D, pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representative as of the day and year first above written.

TROY GAC TELECOMMUNICATIONS, S.A.

By: /s/ Giancarlo Aliberti
Name: Giancarlo Alibert
Title: Vice-Chairman

By: /s/ Matthias Calice
Name: Matthias Calice
Title: Director

APAX PARTNERS EUROPE MANAGERS LIMITED

By: /s/ Peter Englander
Name: Peter Englander
Title: Authorized Signatory

By: /s/ Martin Halusa
Name: Martin Halusa
Title: Authorized Signatory

APAX EUROPE VI GP CO. LIMITED

By: /s/ Denise J. Fallaize
Name: Denise J. Fallaize
Title: Director

By: /s/ Constance Helyar
Name: Constance Helyar
Title: Director

TPG ADVISORS IV, INC.

By: /s/ David A. Spuria
Name: David A. Spuria
Title: Vice President and Secretary

T3 ADVISORS II, INC.

By: /s/ David A. Spuria
Name: David A. Spuria
Title: Vice President and Secretary